Filed by: McDonald's Corporation
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: McDonald’s Corporation
Subject Company’s Commission File No.: 333-137177

EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/12/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S POSTS ANOTHER STRONG MONTH;
AUGUST COMPARABLE SALES UP 6.0%

U.S. comparables sales increased 3.5% for the month; 4.7% year-to-date August
Europe comparable sales increased 8.8% for the month; 4.9% year-to-date August
Asia/Pacific, Middle East & Africa comparable sales increased 6.1% for the month; 5.7% year-to-date August

OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 8.6% in August, or 7.1% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "Our ongoing efforts to enhance the McDonald’s experience continue to attract even more customers into our restaurants. This intense focus on customers contributed to another consecutive month of strong global comparable sales growth, rising 6.0% in August."
U.S. comparable sales were up 3.5% for the month. The successful launch of the new Snack Wrap and the continuing popularity of McDonald’s breakfast menu contributed to these results.
In Europe, nearly every country delivered positive performance, including France, Germany and the United Kingdom, resulting in comparable sales growth of 8.8%. McDonald’s business in Europe continues to benefit from combined initiatives surrounding menu choice, variety and value along with relevant marketing.
Comparable sales in Asia/Pacific, Middle East and Africa, were up 6.1% primarily due to strong results in Japan.
Skinner concluded, "We will continue to build on our success with an unwavering commitment to satisfying new and existing customers. Our focus will include enhancement of our menu through choice and variety in both the food and prices we offer.

We will also create even more convenient and welcoming restaurants and further connect with customers by appealing to their passion for sports, entertainment, music, fashion and technology."

Percent Inc	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2006	2005	Reported	Currency

McDonald’s Restaurants*	6.0	3.4	8.6	7.1
Major Segments:
U.S.	3.5	3.2	4.1	4.1
Europe	8.8	3.6	14.9	10.1
APMEA**	6.1	4.0	6.4	8.4

Year-To-Date August 31,

McDonald’s Restaurants*	5.3	3.8	5.8	6.3
Major Segments:
U.S.	4.7	4.8	5.4	5.4
Europe	4.9	2.1	4.4	6.0
APMEA**	5.7	3.6	3.9	7.7

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of August 2006, this calendar shift/trading day adjustment consisted of one more Thursday and one less Monday, compared with August 2005. The resulting adjustment varied around the world, averaging up about a quarter-point.

Upcoming Communications
McDonald’s tentatively plans to release September sales on October 12, 2006.
      McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Additional Information
In connection with the proposed disposition by McDonald’s of its interest in Chipotle Mexican Grill, Inc. via a tax-free exchange offer, Chipotle has filed with the Securities and Exchange Commission a registration statement that includes an exchange offer prospectus. The prospectus contains important information about the disposition and related matters. Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC before making any investment decision. Neither McDonald’s, Chipotle nor any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer. You can obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald’s at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

Forward-Looking Statements
     Information in this communication contains forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the exchange offer, including future financial and operating results, and each company’s plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald’s Corporation with the SEC, such as annual and quarterly reports and the exchange offer prospectus. McDonald’s Corporation disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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